Exhibit 10.2

LICENSE AND SUPPORT AGREEMENT

between

VIRTUAL GRID INC. (“Virtual Grid”)

And

AETHER COMPUTE LLC. (“Aether”)

Dated as of July 17, 2026

FOMA License and Support Agreement

RECITALS

A. Virtual Grid owns and controls FOMA, the Fleet Orchestration Management Application used to manage and orchestrate authorized compute and energy pod deployments.

B. Aether wishes to use, demonstrate, market and sublicense object code access to FOMA solely in the Territory and solely in connection with Products and approved end-customer deployments.

C. The parties intend this agreement (the “Agreement”) to preserve Virtual Grid’s ownership, source code, development, data model, know how, security and commercialization rights except for the limited license expressly granted.

1. Definitions

“Authorized Deployment” means a deployment of Products to an Approved End Customer (as such term is defined in the Supply Agreement) in the Territory that has been approved under the Supply Agreement and for which all required end-user terms, permits, compliance approvals and sublicense records are in place.

“End User” means an Approved End Customer and its authorized personnel permitted to access FOMA solely for an Authorized Deployment.

“FOMA” means Virtual Grid’s Fleet Orchestration Management Application, including hosted interfaces, dashboards, APIs, connectors, object code, documentation, configuration files, telemetry tools, updates, patches and related support materials provided by Virtual Grid.

“Gross Compute Revenue” means all amounts invoiced, received or receivable by Aether, its Affiliates, resellers, integrators or customers from or in connection with compute capacity, AI processing, orchestration, hosting, managed services, capacity reservations, uptime, data processing, FOMA-enabled services or any other monetization of Products or FOMA, before deductions, credits, rebates, chargebacks, financing costs, affiliate margins, commissions, bad debts or set-offs, excluding only taxes separately stated and remitted and customer refunds actually paid in arm’s-length transactions.

“License Term” means the period during which Aether is entitled to use and sublicense FOMA under this Agreement, subject to performance conditions, suspension rights and termination.

“Products” means AetherPod VG100, which is white-labelled by Aether from Virtual Grid, or any successor Product agreed to in writing between the parties.

“Royalty” means (a) for each Aether Direct Deployment, six percent (6%) of Direct Gross Compute Revenue; and (b) for each Operator Deployment, the Virtual Grid Operator Share..

“Support Fee” means an amount equal to twenty percent (20%) of the Royalty for the applicable period.

“Supply Agreement” means the Exclusive White Label Supply and Distribution Agreement of even date herewith between the parties.

“Territory” means Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, the Philippines, Singapore, Thailand and Vietnam.

2. License Grant

2.1 Grant. Subject to Aether completing the strategic investment, paying all amounts due, complying with the Supply Agreement and this Agreement, and satisfying the performance conditions, Virtual Grid grants Aether a limited, exclusive, non-transferable, non-assignable, revocable license during the License Term to use, demonstrate, market and sublicense object-code access to FOMA solely in the Territory, solely in connection with Products supplied by Virtual Grid, and solely for Authorized Deployments.

2.2 Exclusivity limits. The license is exclusive only in the Territory and only for Products and Authorized Deployments.

FOMA License and Support Agreement

2.3 No standalone rights. Aether may not use, sell, offer, bundle, sublicense, host, commercialize or exploit FOMA as a standalone software product or in connection with any product, compute asset, site, customer or deployment not approved by Virtual Grid.

2.4 No source code. No source code, object-code download not required for normal use, escrow, development environment, build tool, key material, private repository access, data model, model weights, training data, architecture diagram, technical transfer or work-made-for-hire arrangement is granted or implied.

3. Sublicensing and End-User Terms

3.1 Permitted sublicenses. Aether may sublicense access to FOMA only to End Users for Authorized Deployments in the Territory and only under end-user terms approved by Virtual Grid or meeting Virtual Grid’s published requirements.

3.2 Minimum end-user protections. Each end-user arrangement must prohibit reverse engineering, decompilation, disassembly, copying except for permitted use, security testing without authorization, benchmarking for competitive purposes, scraping, standalone use, transfer, resale and use outside the Authorized Deployment; preserve Virtual Grid ownership; include audit and security rights; impose export-control and sanctions restrictions; and permit termination upon breach.

3.3 Sublicense records. Aether will maintain complete records of End Users, deployments, locations, sublicense terms, revenues, support tickets, security incidents and compliance approvals and will provide copies to Virtual Grid on request.

4. Fees; Reporting; Audit

4.1 Direct Deployment Royalty. For each Aether Direct Deployment, Aether will pay Virtual Grid a quarterly Royalty equal to six percent (6%) of Direct Gross Compute Revenue for the applicable calendar quarter. This Section 4.1 applies to all use of FOMA by Aether or any of its Affiliates in connection with Products owned, leased, operated, controlled or monetized by Aether or any of its Affiliates, including any Aether-operated Products marketed as Aether Pods, whether the applicable commercial arrangement is structured as a compute purchase agreement, hosting agreement, managed services agreement, capacity reservation, access agreement, services agreement or otherwise.

4.2 Operator Sublicense Royalty Split. For each Operator Deployment, Aether will pay Virtual Grid the Virtual Grid Operator Share for the applicable calendar quarter. The parties acknowledge that an Operator Deployment is commercially distinct from an Aether Direct Deployment because Aether is sublicensing FOMA to an End User and the End User, rather than Aether, is contracting with Compute Buyers for the underlying compute revenue. Accordingly, for Operator Deployments only, Virtual Grid’s Royalty will be calculated by reference to the Operator Royalty Pool and not as a separate six percent (6%) royalty on all Operator Gross Compute Revenue.

For clarity, if the Operator Royalty Pool for an Operator Deployment is six percent (6%) of Operator Gross Compute Revenue, Aether will retain fifty percent (50%) of that gross royalty pool and Virtual Grid will receive fifty percent (50%) of that gross royalty pool, resulting in an effective three percent (3%) share of Operator Gross Compute Revenue for each party. If Aether charges or is entitled to receive more than six percent (6%) of Operator Gross Compute Revenue from the End User, Virtual Grid will share equally in the entire gross amount charged or receivable by Aether. If Aether charges, discounts, waives, settles or agrees to accept less than six percent (6%) of Operator Gross Compute Revenue without Virtual Grid’s prior written approval, the Virtual Grid Operator Share will be calculated as if the Operator Royalty Pool were six percent (6%) of Operator Gross Compute Revenue.

This Section 4.2 is an exception only for Operator Deployments. It does not apply to any Aether Direct Deployment, including any use of FOMA by Aether or any of its Affiliates for their own Products, Aether-operated Products, Aether Pods, hosted compute services, managed services, capacity sales or other direct monetization activities. Any deployment that includes both an Aether Direct Deployment component and an Operator Deployment component will be reported and paid separately, without double counting, with the Aether Direct Deployment component subject to Section 4.1 and the Operator Deployment component subject to this Section 4.2.

FOMA License and Support Agreement

4.3 Support Fee. For Aether Direct Deployments, Aether will pay Virtual Grid a quarterly Support Fee equal to twenty percent (20%) of the Royalty payable under Section 4.1 for the applicable calendar quarter. For Operator Deployments, the Virtual Grid Operator Share is inclusive of ordinary FOMA support described in this Agreement, and no additional Support Fee will apply unless Virtual Grid agrees in writing to provide direct implementation, customer-specific development, on-site support, enhanced service levels or other support outside the ordinary support scope, in which case the parties will document the applicable fees in a statement of work or other written agreement.

4.4 Reports and payment. Within 20 days after the end of each calendar quarter, Aether will deliver a royalty report in reasonable detail by customer, deployment, product, country, invoice, revenue category, currency and calculation methodology, and will pay the Royalty and Support Fee in immediately available funds without set-off or withholding, except withholding required by law and properly documented.

4.5 Currency. Reports must state original transaction currency and U.S. dollar equivalent. Unless Virtual Grid requests Canadian dollars, payments will be made in U.S. dollars using a recognized exchange rate consistently applied.

4.6 Audit. Virtual Grid may audit Aether’s relevant books and systems on reasonable notice up to twice per year and after any suspected underpayment or compliance issue. If an audit shows an underpayment of more than five percent for any period, Aether will promptly pay the deficiency, interest at 1.5% per month, and Virtual Grid’s reasonable audit costs.

4.7 Operator Deployment Reporting. For each Operator Deployment, Aether will require the applicable End User to maintain complete and accurate books and records sufficient to verify Operator Gross Compute Revenue, Operator Sublicense Revenue and the Operator Royalty Pool. Aether will include in each End User sublicense and related customer agreement audit, reporting and information rights sufficient to permit Aether and, on request, Virtual Grid to verify all amounts relevant to the calculation of the Virtual Grid Operator Share. Aether’s quarterly royalty report will identify each Operator Deployment separately and include, for each deployment, the End User, location, reporting period, Operator Gross Compute Revenue, Operator Sublicense Revenue, Operator Royalty Pool, Virtual Grid Operator Share, currency conversion methodology and any approved deviation from the default six percent (6%) Operator Royalty Pool.

4.8 No Avoidance; Bundling. Aether will not structure, bundle, discount, waive, defer, reclassify or allocate amounts in a manner intended to avoid or reduce amounts payable to Virtual Grid under this Agreement. Without limiting the foregoing, any amount that is economically attributable to the sublicense of FOMA, the right to use FOMA in an Operator Deployment, or the right to monetize compute capacity generated by Products using FOMA will be included in Operator Sublicense Revenue, regardless of whether described as a royalty, licence fee, platform fee, support fee, management fee, implementation fee, revenue share, minimum guarantee, shortfall payment, rebate, credit, services fee or other amount.

5. Support Services

5.1 Virtual Grid support. Virtual Grid will provide remote onboarding, implementation assistance, updates, bug fixes, maintenance and second-line or third-line escalation support for FOMA as described in Exhibit A, subject to Aether’s compliance, availability of required information, and the technical limits of the applicable deployment.

5.2 Aether first-line obligations. Aether will provide first-line customer support, local-language interface, customer triage, incident intake, local site coordination, customer communications, local compliance and local outage management. Aether will not commit Virtual Grid to service levels, credits or remedies not approved by Virtual Grid.

FOMA License and Support Agreement

5.3 Updates. Virtual Grid may modify, patch, update, suspend or replace FOMA features to address security, compliance, performance, product-roadmap, hosting, third-party dependency or legal issues. Aether will implement updates and customer communications reasonably required by Virtual Grid.

6. Data, Security and Privacy

6.1 Operational data. Virtual Grid may collect, process and use telemetry, diagnostic, performance, utilization, error, security and operational data relating to FOMA and Products to provide, secure, maintain, improve, bill for and enforce its rights in FOMA and Products.

6.2 Customer data. Aether is responsible for customer consents, local data protection compliance, data localization requirements, data-processing terms, privacy notices, customer security questionnaires and local regulatory filings associated with Territory customers, except to the extent Virtual Grid expressly accepts a specific obligation in writing.

6.3 Security incidents. Aether will notify Virtual Grid promptly of any actual or suspected security incident, unauthorized access, data loss, ransomware, malware, sanctions issue, export-control issue or misuse involving FOMA, Products or related systems, and will cooperate with Virtual Grid’s investigation and remediation instructions.

7. Restrictions; Ownership

7.1 Restrictions. Aether may not reverse engineer, decompile, disassemble, copy, modify, translate, create derivative works of, bypass controls for, disable license keys for, scrape, benchmark for competitive purposes, train models on, or otherwise analyze FOMA except to the limited extent expressly permitted in writing by Virtual Grid.

7.2 Ownership. Virtual Grid owns and retains all right, title and interest in and to FOMA, Products, software, firmware, documentation, APIs, interfaces, improvements, derivative works, configurations, data models, inventions, know-how, trade secrets and related intellectual property. No title or ownership interest transfers to Aether or any End User.

7.3 Aether feedback. Aether assigns to Virtual Grid all right, title and interest it may have in any FOMA-specific improvements, modifications, configurations, workflows, prompts, user-interface adjustments, deployment learnings or suggestions made by Aether or its representatives, and waives any claim to compensation.

8. Suspension and Termination

8.1 Suspension. Virtual Grid may suspend FOMA access, support, updates, sublicensing, integrations or exclusivity if Aether fails to pay amounts due, breaches use restrictions, violates compliance obligations, suffers a security incident, misses performance conditions, or if continued access may create legal, security, reputational or customer risk.

8.2 Termination for cause. Virtual Grid may terminate this Agreement if Aether materially breaches and fails to cure within 30 days, fails to pay when due, violates Sections 3, 6 or 7, loses rights under the Supply Agreement, becomes insolvent, challenges Virtual Grid intellectual property, or engages in conduct that could materially harm Virtual Grid.

8.3 Effect of termination. Upon termination, Aether’s license and sublicensing rights end; Aether will stop marketing FOMA, disable unauthorized access, cease new customer commitments, pay accrued amounts and follow Virtual Grid’s wind-down instructions. Virtual Grid may continue limited support only to the extent it expressly agrees in writing.

FOMA License and Support Agreement

9. Indemnity; Liability

9.1 Aether indemnity. Aether will defend, indemnify and hold harmless Virtual Grid and its representatives from claims arising from Aether’s customers, sublicenses, revenue reports, local compliance, data handling, cybersecurity, misuse, unauthorized modifications, support statements, unlawful use cases, channel partners, Prohibited Persons or breach of this Agreement.

9.2 Limitation. Virtual Grid is not liable for indirect, special, consequential, punitive or exemplary damages, lost profits, lost revenue, lost customers, lost data, business interruption, regulatory fines caused by Aether, or substitute services. Virtual Grid’s aggregate liability is capped at Royalty and Support Fee amounts paid to Virtual Grid during the 12 months before the claim, except for fraud or wilful misconduct.

10. Governing Law and General

10.1 British Columbia law and forum. This Agreement and any dispute arising out of or relating to it are governed by the laws of British Columbia and the federal laws of Canada applicable in British Columbia. The courts sitting in Vancouver, British Columbia have exclusive jurisdiction, except that Virtual Grid may seek injunctive or enforcement relief in any court of competent jurisdiction.

10.2 Assignment. Aether may not assign this Agreement or sublicense rights except as expressly permitted by Virtual Grid in writing. Virtual Grid may assign this Agreement to an Affiliate, successor, financing source or acquirer of all or substantially all of its business or assets.

10.3 Entire agreement; counterparts. This Agreement, the Supply Agreement and the Subscription Agreement constitute the entire agreement on FOMA license and support matters and may be amended only in writing signed by the parties. This Agreement may be executed in counterparts and by electronic signature.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

VIRTUAL GRID INC.		AETHER COMPUTE LLC.

By:	/s/ John Hawes	By:	/s/ Nicolas Lin
Name:	John Hawes	Name:	Nicolas Lin
Title:	COO	Title:	Chairman and CEO

FOMA License and Support Agreement

Exhibit A - Support Framework

FOMA License and Support Agreement